Exhibit 3.3

BYLAWS

OF

STOCK BUILDING SUPPLY HOLDINGS, INC.

A Delaware corporation

(Adopted as of May 2, 2013)

ARTICLE I

OFFICES

Section 1 Registered Office and Agent. The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the corporation’s registered agent at such address is Corporation Services Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2 Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in these bylaws shall have the following meanings:

“Affiliate” means, with reference to a specified Person: (a) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, (b) any Person that is an executive officer, general partner, managing member or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an executive officer, general partner, managing member or trustee, or serves in a similar capacity, or (c) any member of the Immediate Family of the specified Person.

“Class A Common Stock” means the Class A Voting Common Stock of the corporation, $0.01 par value per share.

“Class B Common Stock” means the Class B Non-Voting Common Stock of the corporation, $0.01 par value per share.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Class B Preferred Stock” means the Class B Senior Preferred Stock of the corporation, $0.01 par value per share.

“Class C Preferred Stock” means the Class C Convertible Preferred Stock of the corporation, $0.01 par value per share.

“Exempt Affiliate Transactions” shall mean (a) any purchase of shares of any class of capital stock of the corporation by Gores or its Affiliates, so long as the right to purchase a pro rata share of such shares is given pursuant to Section 3 of Article Four of the Certificate of Incorporation, (b) entering into or making any payments pursuant to a management services agreement with Gores or its Affiliates to provide management services to the corporation so long as the fees payable thereunder do not exceed $1 million per fiscal year, (c) entering into or making any payments pursuant to a professional services agreement with Glendon Partners, Inc. to provide professional services to the corporation, so long as the fees payable thereunder do not exceed in each fiscal year the amounts set forth opposite such year in Schedule I hereto, (d) payment to Gores or its Affiliates of customary transaction fees (not to exceed market rates) and payment to Glendon Partners, Inc. of fees based upon their customary billing rates, in each case, in connection with any acquisition or divestiture (other than pursuant to the Purchase Agreement), (e) issuances of Class B Common Stock to Glendon Saturn Holdings, LLC (whose members consist solely of officers and employees of Glendon Partners, Inc.) and its Affiliates not to exceed 2.5% of the aggregate outstanding Common Stock, (f) redemption of Class B Preferred Stock in accordance with its terms, and (i) loans to Glendon Partners, Inc. and employees of the corporation to pay income taxes associated with employees or officers of Glendon Partners, Inc. and employees of the corporation making of 83(b) elections relating to the issuance of Class B Common Stock to the extent permitted hereunder.

“Gores” means Gores Building Holdings, LLC, a Delaware limited liability company.

“Immediate Family” means, and is limited to, an individual stockholder’s spouse, parents, parents-in-law, grandparents, children, siblings, and grandchildren, in each case as of the date of determination, or a trust, estate or other estate-planning vehicle, all of the beneficiaries of which consist of such stockholder or members of such stockholder’s Immediate Family.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Purchase Agreement” means that certain Restructuring and Investment Agreement by and among the corporation, Wolseley and SBS Holdings, dated as of May 5, 2009, pursuant to which, among other things, the corporation agreed to acquire from Wolseley 100% of the membership interests in SBS Holdings in exchange for the consideration described therein, which includes shares of certain capital stock of the corporation.

“SBS Holdings” means Stock Building Supply Holdings, LLC, a Virginia limited liability company.

“Requisite Stockholders” means Stockholders who hold a majority of the Voting Stockholder Interests; provided, that so long as Gores or any of its Affiliates continues to own at least 50% of the number of Voting Stockholder Interests owned on the date of this Certificate of Incorporation, Requisite Stockholders shall mean Gores.

“Voting Stockholder Interests” means the Class A Common Stock and the Class C Preferred Stock, pursuant to the provisions set forth in Section 6.D of Article Four of the Certificate of Incorporation.

“Wolseley” means Wolseley Investments North America, Inc., a Virginia corporation, and its assignees.

ARTICLE III

MEETINGS OF STOCKHOLDERS

Section 1 Meetings Generally. At least one meeting of the stockholders shall be held each year for the purpose of electing directors and conducting any other proper business as may come before the meeting. The date, time and place of such meeting shall be determined by the highest ranking officer then in office (the “Ranking Officer”); provided, however, that if the Ranking Officer does not act, the board of directors shall determine the date, time and place of such meeting. Notwithstanding the foregoing, no annual meeting of stockholders need be held if not required by the Certificate of Incorporation, as the same may be amended or amended and restated from time to time (the “Certificate of Incorporation”), or by the General Corporation Law of the State of Delaware.

Section 2 Special Meetings. Special meetings of the stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the Ranking Officer and shall be called by the Ranking Officer upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the Ranking Officer. On such written request, the Ranking Officer shall fix a date and time for such meeting within two days of the date requested for such meeting in such written request.

Section 3 Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware as the place of meeting for any regular meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4 Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and. in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered (i) upon confirmation of receipt if sent by facsimile, electronic mail or personal delivery or (ii) three (3) days after being deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5 Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to any meeting either at a place within the city where the meeting is to be held which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6 Quorum. The holders of a majority of the issued and outstanding shares of capital stock, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place. When a quorum is once present to commence a meeting of stockholders, it is not broken by the subsequent withdrawal of any stockholders or their proxies.

Section 7 Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8 Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9 Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation and subject to Section 3 of Article VII hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 10 Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of the stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11 Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any regular or special meeting of the stockholders of the corporation, or any action which may be taken at any regular or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, to the corporation’s principal place of business, or to an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, by reputable overnight courier service, or by electronic mail, with confirmation of receipt. All consents properly delivered in accordance with this Section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation as required by this Section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12 Stockholder Approvals. Notwithstanding any other provision of these bylaws or the Certificate of Incorporation, the following actions by the corporation or any of its direct or indirect subsidiaries shall require (and shall not be taken without) the approval of the Requisite Stockholders:

(a) any transaction or agreement between the corporation or any of its subsidiaries, on one hand, and Gores or any of its Affiliates, on the other hand, other than Exempt Affiliate Transactions;

(b) any entry of the corporation or any of its subsidiaries into bankruptcy or receivership, or any assignment for the benefit of creditors of the corporation or any of its subsidiaries other than (a) pursuant to the terms of the Purchase Agreement, or (b) if the board of directors determines in good faith that failure to do so is likely to result in a default under obligations of the corporation to third parties;

(c) any liquidation, dissolution or winding up of the corporation or any of its subsidiaries;

(d) entering into any agreement which would cause any stockholder that has not consented to such treatment becoming personally liable on or in respect of, or to guarantee any indebtedness of, the corporation or any of its subsidiaries;

(e) any other item specified elsewhere in these bylaws or the Certificate of Incorporation to be determined by approval of the Requisite Stockholders; and

(f) entering into any agreement to do any of the foregoing.

ARTICLE IV

DIRECTORS

Section 1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2 Number, Election and Term of Office. The number of directors which shall constitute the first board shall be nine (9). The number of directors shall be subject to change by the vote of holders of a majority of the shares then entitled to vote at an election of directors. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at any meeting of the stockholders, except as provided in Section 4 of this Article IV. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3 Removal and Resignation. The directors shall only be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, the provisions of this Section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

Section 4 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in the same manner in which directors are elected pursuant to Section 2 of this Article IV. Notwithstanding the foregoing, any such vacancy shall automatically reduce the number of directors pro tanto, until such time as the holders of the class of common stock which was entitled to elect the director whose office is vacant shall have exercised their right to elect a director to fill such vacancy, whereupon the number of directors shall be automatically increased pro tanto. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5 Meetings and Notice. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board, provided that the directors shall meet at least once per year. Special meetings of the board of directors may be called by or at the request of any two (2) directors or the Ranking Officer on at least twenty-four (24) hours notice to each director, either personally, by telephone, by mail, or by facsimile or electronic mail.

Section 6 Quorum, Required Vote and Adjournment. Each director shall be entitled to one vote except as otherwise provided in the Certificate of Incorporation. Directors then in office (and specifically excluding any vacancies) and holding a majority of the votes of all directors (or such greater number required by applicable law) shall constitute a quorum for the transaction of business. The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7 Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 8 Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 7 of this Article IV, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 9 Communications. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section shall constitute presence in person at the meeting.

Section 10 Waiver of Notice and Presumption of Consent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have consented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 11 Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

Section 12 Expenses. The corporation shall pay or reimburse the members of the board of directors for all direct, out-of-pocket expenses incurred by them with respect to their duties to the corporation.

ARTICLE V

OFFICERS

Section 1 Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman of the board, president, chief executive officer, chief financial officer, one or more vice presidents, secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as possible.

Section 2 Election and Term of Office. The officers of the corporation shall be elected at any meeting of the board of directors. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3 Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4 Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5 Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6 Chairman of the Board. The chairman of the board, if one is appointed, shall have the powers and perform the duties incident to that position. Subject to the powers of the board of directors, he shall be in the general and active charge of the entire business and affairs of the corporation. He shall preside at meetings of the board of directors and stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these bylaws. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chairman of the board shall perform all the duties and responsibilities and exercise all the powers of the president.

Section 7 The President. The president shall be the chief executive officer of the corporation; shall preside at all meetings of the stockholders and board of directors at which he is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts which the board of directors have authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws. If there is no chief executive officer, the president shall also have the duties of the chief executive officer as prescribed above.

Section 8 Chief Financial Officer. The chief financial officer of the corporation, if one is appointed, shall, under the direction of the chief executive officer (or, in the absence of a chief executive officer, the president), be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the chief executive officer (or, in the absence of a chief executive officer, the president), the president or the board of directors or as may be provided in these bylaws.

Section 9 Vice Presidents. The vice president, if one is appointed, or if there shall be more than one, the vice presidents in the order determined by the board of directors or by the president, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice presidents shall also perform such other duties and have such other powers—as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president), the president or these bylaws may, from time to time, prescribe.

Section 10 Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s (or, in the absence of a chief executive officer, the president’s) supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer, (or, in the absence of a chief executive officer, the president), the president or these bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president), the president or the secretary may, from time to time, prescribe.

Section 11 Treasurer and Assistant Treasurer. The treasurer, if one if appointed, shall, subject to the authority of the chief financial officer, have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the chief executive officer (or, in the absence of a chief executive officer, the president), the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president), the president or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the chief financial officer, treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president), the president or treasurer may, from time to time, prescribe.

Section 12 Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 13 Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE VI

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section 1 of this Article VI shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director, manager or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 of this Article VI or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers. The Corporation hereby acknowledges that certain directors and officers affiliated with institutional investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their affiliates (collectively, the “Institutional Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the indemnitee are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the indemnitee in accordance with this Article VI without regard to any rights the indemnitee may have against the Institutional Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of the indemnitee with respect to any claim for which the indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitee against the Corporation. Notwithstanding anything to the contrary herein, the Corporation shall not be required to provide any advance of expenses to a director or officer who is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the board of directors that alleges willful misappropriation of corporate assets by such director or officer, disclosure of confidential information in violation of such director’s or officer’s fiduciary or contractual obligations to the Corporation or any other willful and deliberate breach in bad faith of such director’s or officer’s duty to the Corporation or its stockholders.

Section 2 Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 1 of this Article VI shall be made promptly, and in any event within forty five days (or, in the case of an advance of expenses, twenty (20) days), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VI is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this Article VI shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the

Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 1 of this Article VI, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 1 of this Article VI shall be the same procedure set forth in this Section 2 of this Article VI for directors or officers, unless otherwise set forth in the action of the board of directors providing indemnification for such employee or agent.

Section 3 Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Section 4 Subsidiaries. To the extent any indemnitee under Section 1 of this Article VI is also entitled to indemnification from a subsidiary of the Corporation, such indemnitee shall first look to such subsidiary for indemnification, and only after seeking indemnification from such subsidiary shall such indemnitee seek indemnification from the Corporation.

Section 5 Reliance. Persons who, after the date of the adoption of this provision, become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, manager, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VI in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VI shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 6 Non Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or under any statute, by law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7 Merger or Consolidation. For purposes of this Article VI, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, manager, officer, employee or agent of another Corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

ARTICLE VII

CERTIFICATES OF STOCK

Section 1 Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chief executive officer (or, in the absence of a chief executive officer, the president), president, chief financial officer or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares of a specific class or series owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chief executive officer (or, in the absence of a chief executive officer, the president), president, chief financial officer, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2 Lost Certificates. The board of directors may direct anew certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3 Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4 Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by facsimile or electronic mail, with confirmation of receipt. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5 Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6 Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7 Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VIII

GENERAL PROVISIONS

Section 1 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2 Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3 Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4 Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this Section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6 Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7 Voting Securities Owned by Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8 Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom (at their own cost and expense). A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9 Accounting and Fiscal Year. The books of the corporation shall be kept in accordance with generally accepted United States accounting principles, as in effect from time to time, and on such method of accounting for tax and financial reporting purposes as may be determined by the board of directors. The fiscal year of the corporation shall end on July 31 of each year, or on such other date as the board of directors shall determine.

Section 10 Section Headings. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11 Inconsistent Provisions. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX

DISSOLUTION AND TERMINATION OF THE CORPORATION

Section 1 Limitations. The corporation may be dissolved, liquidated, and terminated and have its affairs wound up only pursuant to the provisions of this Article IX, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the corporation or a sale or partition of any or all of the corporation assets.

Section 2 Exclusive Causes. Notwithstanding the General Corporation Law of the State of Delaware, the following and only the following events shall cause the corporation to be dissolved, liquidated, and terminated:

(a)	The approval of the Requisite Stockholders; or

(b)	Judicial dissolution.

Any dissolution of the corporation other than as provided in this Section shall be a dissolution in contravention of these bylaws.

Section 3 Effect of Dissolution. The dissolution of the corporation shall be effective on the day on which the event occurs giving rise to the dissolution, but the corporation shall not terminate until it has been wound up and its assets have been distributed as provided in the Certificate of Incorporation and the Certificate of Incorporation has been cancelled by the filing of a certificate of dissolution with the office of the Secretary of State of the State of Delaware. Notwithstanding the dissolution of the corporation, prior to the termination of the corporation, the business of the corporation and the affairs of the stockholders, as such, shall continue to be governed by these bylaws and the Certificate of Incorporation.

ARTICLE X

AMENDMENTS

Except for Article IV and Article VI hereof, these bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. Article VI hereof may be amended, altered, or repealed at any meeting of the board of directors only by a unanimous vote (or unanimous written consent in lieu thereof). The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

SCHEDULE I

PROFESSIONAL SERVICES FEES

Period	Fee Amount
Fourth Quarter of Fiscal Year 2009	$800,000
Fiscal Year 2010	$2,400,000
Fiscal Year 2011	$1,900,000
Fiscal Year 2012	$1,400,000
Fiscal Year 2013	$1,000,000
Fiscal Year 2014 and thereafter	$1,000,000